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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                             ---------------------

                      Date of Report:   December 22, 1994
               Date of Earliest Event Reported:   December 15, 1994

                         PANHANDLE EASTERN CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                                 incorporation)
                                     1-8157
                                (Commission File
                                    Number)
                                   74-2150460
                                (I.R.S. Employer
                             Identification Number)

                             5400 WESTHEIMER COURT
                                 P.O. BOX 1642
                           HOUSTON, TEXAS 77251-1642
         (Address, including zip code, of principal executive offices)

                             ---------------------

              Registrant's telephone number, including area code:
                                 (713) 627-5400

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

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On December 15, 1994, pursuant to an Agreement and Plan of Merger dated as of October 9, 1994, as amended by Amendment to Agreement and Plan of Merger dated as of November 28, 1994, among Panhandle Eastern Corporation ("Panhandle"), Panhandle Acquisition Two, Inc., a Delaware corporation and wholly-owned subsidiary of Panhandle ("Acquisition Sub") and Associated Natural Gas Corporation, a Delaware corporation ("ANGC"), Acquisition Sub merged with and into ANGC (the "Merger"). As a result of the Merger (i) each share of the common stock, $.05 par value per share, of ANGC ("ANGC Common Stock") issued and outstanding at the effective time of the Merger was converted into the right to receive 1.8750 shares of the common stock, $1.00 par value per share, of Panhandle ("Panhandle Common Stock"), plus a cash payment in lieu of fractional shares, if any, and (ii) ANGC became a wholly-owned subsidiary of Panhandle.

     The determination of the exchange ratio at which ANGC Common Stock will be exchanged for Panhandle Common Stock in the Merger was determined by negotiations between representatives of the management and board of directors of each of Panhandle and ANGC.

      ANGC is engaged in the business of purchasing, gathering, processing and transporting natural gas, natural gas liquids and crude oil, and marketing those products to industrial end-users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. Panhandle intends to continue such business activities.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information reflects adjustments to the historical consolidated balance sheets and statements of income of Panhandle and ANGC to give effect to the merger, using the pooling of interests method of accounting for a business combination.

     ANGC's consolidated financial statements are based on a fiscal year end of September 30 as compared with Panhandle's fiscal year end of December 31. As a result, the unaudited pro forma financial information combines different calendar periods. The unaudited pro forma condensed balance sheet as of September 30, 1994 assumes that the merger occurred as of that date and reflects the combination of the historical balance sheet of Panhandle as of September 30, 1994 with the historical balance sheet of ANGC as of June 30, 1994. The pro forma adjustments reflected in the pro forma condensed financial information give effect to the issuance of 28.3 million shares of Panhandle common stock in connection with the Merger as of September 30, 1994. The historical balance sheets of ANGC have been restated to reflect ANGC's merger with Grand Valley
Gas Company (Grand Valley) that was effective July 1, 1994 and was accounted for as a pooling of interests.

The unaudited pro forma condensed statements of income for the nine months ended September 30, 1994 and September 30, 1993, and for the years ended December 31, 1993, 1992 and 1991 assume that the merger occurred as of January 1, 1991, and combine the historical results of operations of Panhandle for the nine months ended September 30, 1994 and September 30, 1993, and the years ended December 31, 1993, 1992 and
1991 with the historical results of operations of ANGC for the nine months ended June 30, 1994 and June 30, 1993, and the years ended September 30, 1993, 1992 and 1991, respectively. The historical results of operations for ANGC have been restated to reflect ANGC's merger with Grand Valley.

     The following unaudited pro forma condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Panhandle, included in Panhandle's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1994, and ANGC's historical consolidated financial statements and notes thereto, included herein. The following unaudited pro forma condensed statements of income are not necessarily indicative of the results of operations that would have occurred had the merger occurred on January 1, 1991, nor are they necessarily indicative of future operating results of the combined companies.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                             PANHANDLE
                                                            NINE MONTHS     ANGC NINE
                                                               ENDED         MONTHS
                                                             SEPTEMBER     ENDED JUNE
                                                             30, 1994       30, 1994      PRO FORMA
                                                            -----------    -----------    ---------
                                                             (MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Sales of natural gas and liquids.........................  $  689.0       $1,583.4      $2,272.4
  Transportation of natural gas............................     950.5           19.1         969.6
  Natural gas storage and other............................     165.1            9.6         174.7
                                                             --------       --------      --------
          Total............................................   1,804.6        1,612.1       3,416.7
                                                             --------       --------      --------
COSTS AND EXPENSES
  Gas purchased............................................     615.7        1,496.2       2,111.9
  Operating and maintenance................................     379.7           33.0         412.7
  General and administrative...............................     173.1           22.3         195.4
  Depreciation and amortization............................     167.3           22.8         190.1
  Miscellaneous taxes......................................      60.1             --          60.1
                                                             --------       --------      --------
          Total............................................   1,395.9        1,574.3       2,970.2
                                                             --------       --------      --------
Operating Income...........................................     408.7           37.8         446.5
                                                             --------       --------      --------
OTHER INCOME AND DEDUCTIONS
  Equity in earnings of unconsolidated affiliates..........      24.2             --          24.2
  Other income, net of deductions..........................      (0.9)           0.9            --
                                                             --------       --------      --------
          Total............................................      23.3            0.9          24.2
                                                             --------       --------      --------
Gross Income...............................................     432.0           38.7         470.7
INTEREST EXPENSE...........................................     166.7           12.2         178.9
                                                             --------       --------      --------
Income before Income Tax...................................     265.3           26.5         291.8
INCOME TAX.................................................     108.1           11.7         119.8
                                                             --------       --------      --------
NET INCOME.................................................  $  157.2       $   14.8      $  172.0
                                                             ========       ========      ========
Average Common Shares Outstanding..........................     120.4                        148.5
                                                             ========                     ========
Earnings per Common Share..................................  $   1.31                     $   1.16
                                                             ========                     ========

      See accompanying notes to pro forma condensed financial information.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1993

                                                             PANHANDLE
                                                            NINE MONTHS     ANGC NINE
                                                               ENDED         MONTHS
                                                             SEPTEMBER     ENDED JUNE
                                                             30, 1993       30, 1993      PRO FORMA
                                                            -----------    -----------    ---------
                                                             (MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Sales of natural gas and liquids.........................  $1,059.3       $1,299.5      $2,358.8
  Transportation of natural gas............................     728.7           10.8         739.5
  Natural gas storage and other............................     137.9            6.1         144.0
                                                             --------       --------      --------
          Total............................................   1,925.9        1,316.4       3,242.3
                                                             --------       --------      --------
COSTS AND EXPENSES
  Gas purchased............................................     718.2        1,216.3       1,934.5
  Operating and maintenance................................     401.7           25.9         427.6
  General and administrative...............................     167.6           16.5         184.1
  Depreciation and amortization............................     169.6           17.4         187.0
  Miscellaneous taxes......................................      61.6             --          61.6
                                                             --------       --------      --------
          Total............................................   1,518.7        1,276.1       2,794.8
                                                             --------       --------      --------
Operating Income...........................................     407.2           40.3         447.5
                                                             --------       --------      --------
OTHER INCOME AND DEDUCTIONS
  Equity in earnings of unconsolidated affiliates..........      14.2             --          14.2
  Other income, net of deductions..........................      13.9            0.8          14.7
                                                             --------       --------      --------
          Total............................................      28.1            0.8          28.9
                                                             --------       --------      --------
Gross Income...............................................     435.3           41.1         476.4
INTEREST EXPENSE...........................................     212.7           10.1         222.8
                                                             --------       --------      --------
Income before Income Tax...................................     222.6           31.0         253.6
INCOME TAX.................................................      93.1           12.3         105.4
                                                             --------       --------      --------
NET INCOME.................................................  $  129.5       $   18.7      $  148.2
                                                             ========       ========      ========
Average Common Shares Outstanding..........................     113.4                        140.8
                                                             ========                     ========
Earnings per Common Share..................................  $   1.14                     $   1.05
                                                             ========                     ========

      See accompanying notes to pro forma condensed financial information.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993

                                                            PANHANDLE          ANGC
                                                            YEAR ENDED      YEAR ENDED
                                                           DECEMBER 31,    SEPTEMBER 30,
                                                               1993            1993         PRO FORMA
                                                           ------------    -------------    ---------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Sales of natural gas and liquids........................   $1,277.8         $1,768.9      $3,046.7
  Transportation of natural gas...........................    1,045.3             12.1       1,057.4
  Natural gas storage and other...........................      190.1              7.8         197.9
                                                             --------         --------       -------
          Total...........................................    2,513.2          1,788.8       4,302.0
                                                             --------         --------      --------
COSTS AND EXPENSES
  Gas purchased...........................................      918.6          1,657.0       2,575.6
  Operating and maintenance...............................      621.2             34.2         655.4
  General and administrative..............................      227.7             22.1         249.8
  Depreciation and amortization...........................      227.2             23.6         250.8
  Miscellaneous taxes.....................................       78.6              --           78.6
                                                             --------         --------      --------
          Total...........................................    2,073.3          1,736.9       3,810.2
                                                             --------         --------      --------
Operating Income..........................................      439.9             51.9         491.8
                                                             --------         --------      --------
OTHER INCOME AND DEDUCTIONS
  Equity in earnings of unconsolidated affiliates.........       16.1              --            16.1
  Other income, net of deductions.........................       64.0              1.1           65.1
                                                             --------         --------      ---------
          Total...........................................       80.1              1.1           81.2
                                                             --------         --------      ---------
Gross Income..............................................      520.0             53.0          573.0
INTEREST EXPENSE..........................................      269.3             13.2          282.5
                                                             --------         ---------     ---------
Income before Income Tax..................................      250.7             39.8          290.5
INCOME TAX................................................      102.6             16.3          118.9
                                                             --------         --------      ---------
NET INCOME................................................   $  148.1         $   23.5      $   171.6
                                                             ========         ========      =========
Average Common Shares Outstanding.........................      115.0                           142.4
                                                             ========                       =========
Earnings per Common Share.................................   $   1.29                       $    1.21
                                                             ========                       =========

      See accompanying notes to pro forma condensed financial information.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1992

                                                            PANHANDLE          ANGC
                                                            YEAR ENDED      YEAR ENDED
                                                           DECEMBER 31,    SEPTEMBER 30,
                                                               1992            1992         PRO FORMA
                                                           ------------    -------------    ---------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Sales of natural gas and liquids........................   $1,729.6         $1,111.8       $2,841.4
  Transportation of natural gas...........................      750.9              7.1          758.0
  Natural gas storage and other...........................      275.8              6.1          281.9
                                                             --------         --------       --------
          Total...........................................    2,756.3          1,125.0        3,881.3
                                                             --------         --------       --------
COSTS AND EXPENSES
  Gas purchased...........................................    1,033.5          1,025.4        2,058.9
  Operating and maintenance...............................      551.7             25.4          577.1
  General and administrative..............................      246.1             16.3          262.4
  Depreciation and amortization...........................      237.0             21.9          258.9
  Miscellaneous taxes.....................................       75.5              --            75.5
                                                             --------         --------       --------
          Total...........................................    2,143.8          1,089.0        3,232.8
                                                             --------         --------       --------
Operating Income..........................................      612.5             36.0          648.5
                                                             --------         --------       --------
OTHER INCOME AND DEDUCTIONS
  Equity in earnings of unconsolidated affiliates.........        5.8              --             5.8
  Other income, net of deductions.........................      (11.0)             1.6           (9.4)
                                                             --------         --------       --------
          Total...........................................       (5.2)             1.6           (3.6)
                                                             --------         --------       --------
Gross Income..............................................      607.3             37.6          644.9
INTEREST EXPENSE..........................................      294.8             12.4          307.2
                                                             --------         --------       --------
Income before Income Tax..................................      312.5             25.2          337.7
INCOME TAX................................................      125.4             10.3          135.7
                                                             --------         --------       --------
NET INCOME................................................   $  187.1         $   14.9       $  202.0
                                                             ========         ========       ========
Average Common Shares Outstanding.........................      108.2                           134.6
                                                             ========                        ========
Earnings per Common Share.................................   $   1.73                        $   1.50
                                                             ========                        ========

      See accompanying notes to pro forma condensed financial information.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1991

                                                        PANHANDLE            ANGC
                                                        YEAR ENDED        YEAR ENDED
                                                       DECEMBER 31,      SEPTEMBER 30,
                                                           1991              1991           PRO FORMA
                                                       ------------      -------------      ---------
                                                            (MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Sales of natural gas and liquids....................   $1,900.3            $725.9         $2,626.2
  Transportation of natural gas.......................      601.8               5.0            606.8
  Natural gas storage and other.......................      171.6               4.9            176.5
                                                         --------            ------          -------
          Total.......................................    2,673.7             735.8          3,409.5
                                                         --------            ------         --------
COSTS AND EXPENSES
  Gas purchased.......................................    1,116.1             657.0          1,773.1
  Operating and maintenance...........................      540.7              21.2            561.9
  General and administrative..........................      258.1              12.1            270.2
  Depreciation and amortization.......................      251.3              17.5            268.8
  Miscellaneous taxes.................................       74.9                --             74.9
                                                         --------            ------         --------
          Total.......................................    2,241.1             707.8          2,948.9
                                                         --------            ------         --------
Operating Income......................................      432.6              28.0            460.6
                                                         --------            ------         --------
OTHER INCOME AND DEDUCTIONS
  Equity in earnings of unconsolidated affiliates.....       21.6                --             21.6
  Other income, net of deductions.....................       29.9               1.9             31.8
                                                         --------            ------         --------
          Total.......................................       51.5               1.9             53.4
                                                         --------            ------         --------
Gross Income..........................................      484.1              29.9            514.0
INTEREST EXPENSE......................................      336.0               8.6            344.6
                                                         --------            ------         --------
Income before Income Tax..............................      148.1              21.3            169.4
INCOME TAX............................................       62.3               7.7             70.0
                                                         --------            ------         --------
NET INCOME............................................   $   85.8           $  13.6         $   99.4
                                                         ========           =======         ========
Average Common Shares Outstanding.....................       98.9                              122.5
                                                         ========                           ========
Earnings per Common Share.............................   $   0.87                            $  0.81
                                                         ========                           ========

      See accompanying notes to pro forma condensed financial information.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1994

                                     ASSETS

                                                       PANHANDLE       ANGC
                                                     SEPTEMBER 30,   JUNE 30,     PRO FORMA
                                                         1994          1994      ADJUSTMENTS   PRO FORMA
                                                     -------------   ---------   -----------   ---------
                                                                         (MILLIONS)
CURRENT ASSETS
  Cash and cash equivalents........................    $    53.2      $  70.1       $         $   123.3
  Accounts and notes receivable....................        200.3        190.7                     391.0
  Inventory and supplies...........................        113.7         22.6                     136.3
  Other............................................        296.3          3.8                     300.1
                                                       ---------      -------       -------   ---------
          Total....................................        663.5        287.2           --        950.7
                                                       ---------      -------       -------   ---------
INVESTMENTS
  Affiliates.......................................        146.7           --                     146.7
  Other............................................         75.5           --                      75.5
                                                       ---------      -------       -------   ---------
          Total....................................        222.2           --           --        222.2
                                                       ---------      -------       -------   ---------
PLANT, PROPERTY AND EQUIPMENT
  Original cost....................................      7,355.6        563.5                   7,919.1
  Accumulated depreciation and amortization........     (2,859.3)      (114.5)                 (2,973.8)
                                                       ---------      -------       -------   ---------
          Net plant, property and equipment........      4,496.3        449.0           --      4,945.3
                                                       ---------      -------       -------   ---------
DEFERRED CHARGES
  Goodwill, net....................................        317.8         28.0                     345.8
  Prepaid pension..................................        235.5           --                     235.5
  Other............................................        841.5         15.4                     856.9
                                                        --------      -------       -------   ---------
          Total....................................      1,394.8         43.4           --      1,438.2
                                                        --------      -------       -------   ---------
TOTAL ASSETS.......................................    $ 6,776.8      $ 779.6       $   --    $ 7,556.4
                                                       =========      =======       =======   =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Long-term debt due within one year...............    $   125.0      $   4.1       $         $   129.1
  Rate refund provisions...........................        194.5           --                     194.5
  Accounts payable.................................         80.6        194.8                     275.4
  Accrued interest.................................         57.9          2.8                      60.7
  Taxes payable....................................         57.3           --                      57.3
  Other............................................        458.2         55.3                     513.5
                                                       ---------      -------       -------   ---------
          Total....................................        973.5        257.0           --      1,230.5
                                                       ---------      -------       -------   ---------
DEFERRED LIABILITIES AND CREDITS
  Deferred income tax..............................      1,168.9         42.3                   1,211.2
  Deferred revenue -- liquefied natural gas
     project.......................................         71.8           --                      71.8
  Other............................................        872.6          1.0                     873.6
                                                       ---------      -------       -------   ---------
          Total....................................      2,113.3         43.3           --      2,156.6
                                                       ---------      -------       -------   ---------
LONG-TERM DEBT.....................................      1,926.0        239.1           --      2,165.1
                                                       ---------      -------       -------   ---------
COMMON STOCKHOLDERS' EQUITY
  Common stock.....................................        120.7          0.8          27.5       149.0
  Paid-in capital..................................      2,056.8        167.7         (27.5)    2,197.0
  Retained earnings (deficit)......................       (413.5)        71.7           --       (341.8)
                                                       ---------      -------       -------   ---------
          Total....................................      1,764.0        240.2           --      2,004.2
                                                       ---------      -------       -------   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........    $ 6,776.8      $ 779.6       $   --    $ 7,556.4
                                                       =========      =======       =======   =========

      See accompanying notes to pro forma condensed financial information.

                 PANHANDLE EASTERN CORPORATION AND SUBSIDIARIES

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

     On December 15, 1994, a wholly-owned subsidiary of Panhandle merged with and into ANGC, pursuant to an Agreement and Plan of Merger dated as of October 9, 1994, as amended. Under the terms of the merger agreement, each outstanding share of ANGC common stock was converted into the right to receive
1.8750 shares of Panhandle common stock. The business combination is to be accounted for using the pooling of interests method of accounting for business combinations. Panhandle's fiscal year ends December 31 and, prior to the merger, ANGC's fiscal year ended September 30. As disclosed in ANGC's audited consolidated financial statements and notes thereto contained in this Form 8-K, ANGC's historical amounts have been restated to reflect ANGC's merger with Grand Valley that was effective July 1, 1994 and was accounted for as a pooling of interests. Certain historical amounts presented in Panhandle's and ANGC's Form 10-K's for their 1993 fiscal years and ANGC's Quarterly Report on Form 10-Q for the third fiscal quarter of 1994 have been reclassified to conform to the current reporting presentation.

2. PRO FORMA ADJUSTMENTS

     (a) The adjustments to stockholders' equity as of September 30, 1994 give effect to the issuance of 28.3 million shares of Panhandle common stock in exchange for 15.1 million shares of ANGC common stock outstanding as of June 30, 1994 and give effect to the retirement of the ANGC common stock.

     (b) Certain reclassifications have been made to the historical financial information of Panhandle to conform with ANGC's presentation.

3. PRO FORMA EARNINGS PER SHARE

     The pro forma average common shares outstanding have been computed by adjusting the historical average common shares outstanding for Panhandle by the pro forma effect of the shares assumed to be issued in exchange for the outstanding ANGC common stock.

4. MERGER EXPENSES

     The unaudited pro forma condensed financial information excludes nonrecurring expenses incurred as a direct result of the merger transaction. These expenses, which primarily consist of financial advisory, legal, accounting and other professional fees, and certain compensation and benefit costs, are expected to total approximately $14 million and will be included in the consolidated statements of income of Panhandle and ANGC, as appropriate, in the periods incurred.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Fiscal Years Ended September 30, 1993, 1992 and 1991
  Independent Auditors' Report........................................................   11
  Consolidated Balance Sheets, September 30, 1993 and 1992............................   12
  Consolidated Statements of Operations, Years ended September 30, 1993, 1992 and
     1991.............................................................................   13
  Consolidated Statements of Stockholders' Equity, Years ended September 30, 1993,
     1992 and 1991....................................................................   14
  Consolidated Statements of Cash Flows, Years ended September 30, 1993, 1992 and
     1991.............................................................................   15
  Notes to Consolidated Financial Statements..........................................   16

Interim Periods Ended June 30, 1994 and 1993
  Consolidated Balance Sheets, June 30, 1994 and September 30, 1993 (unaudited).......   26
  Consolidated Statements of Operations, Three and Nine Months ended
     June 30, 1994 and 1993 (unaudited)...............................................   28
  Consolidated Statements of Stockholders' Equity, Nine Months ended
     June 30, 1994 and Twelve Months ended September 30, 1993 (unaudited).............   29
  Consolidated Statements of Cash Flows, Nine Months ended
     June 30, 1994 and 1993 (unaudited)...............................................   30
  Notes to Consolidated Financial Statements (unaudited)..............................   32





                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Associated Natural Gas Corporation:

     We have audited the accompanying supplemental consolidated balance sheets of Associated Natural Gas Corporation (ANGC) and subsidiaries as of September 30, 1993 and 1992, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1993. These supplemental consolidated financial statements are the responsibility of ANGC's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Grand Valley Gas Company (Grand Valley). Grand Valley was merged into a subsidiary of ANGC effective July 1, 1994. As described in note 1 to the supplemental consolidated financial statements, the merger has been accounted for as a pooling of interests and the supplemental financial statements give retroactive effect to the merger. Grand Valley's assets constitute 11.4 percent in 1993 and 7.5 percent in 1992 and Grand Valley's revenues constitute 18.1 percent in 1993, 17.5 percent in 1992 and 14.3 percent in 1991 of the related consolidated totals. The Grand Valley financial statements were audited by other auditors whose report has been furnished to us, and our opinion insofar as it relates to the amounts included for Grand Valley, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger with Grand Valley effective July 1, 1994. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of ANGC and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Associated Natural Gas Corporation and subsidiaries as of September 30, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1993, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of the business combination.

                                            /s/  KPMG PEAT MARWICK LLP
                                                 KPMG Peat Marwick LLP

Denver, Colorado
July 1, 1994

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                             SEPTEMBER 30,
                                                                      ---------------------------
                                                                         1993            1992
                                                                      -----------     -----------
                                                                         (RESTATED -- NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents, including restricted cash in margin
     accounts of $4,441,301 and $5,756,037, respectively............ $ 63,586,968    $ 44,958,311
  Accounts receivable, net of allowance.............................  185,844,633     127,291,961
  Natural gas, crude oil and petroleum product inventories..........   26,994,076      13,947,954
  Notes receivable..................................................    4,227,258       2,909,052
  Income taxes receivable...........................................    2,138,511       2,132,998
  Other.............................................................      719,601       1,018,134
                                                                     ------------    ------------
          Total current assets......................................  283,511,047     192,258,410
                                                                     ------------    ------------
Property, plant and equipment, at cost (note 3):
  Natural gas processing facilities.................................   88,046,503      79,271,807
  Natural gas and crude oil pipelines...............................  324,031,220     275,019,938
  Construction in progress..........................................   17,335,314       8,950,224
  Other equipment...................................................   17,791,890      13,190,131
                                                                     ------------    ------------
                                                                      447,204,927     376,432,100
  Less accumulated depreciation.....................................   93,772,409      73,688,768
                                                                     ------------    ------------
                                                                      353,432,518     302,743,332
Other Assets:
  Goodwill and other intangibles, net of applicable amortization of
     $5,542,244 and $3,234,163, respectively........................   29,786,426      32,094,778
  Gas contracts and other intangibles, net of applicable
     amortization of $156,250 and $12,500, respectively.............    1,118,750         610,342
  Other, net........................................................    7,732,568       5,336,816
                                                                     -----------     ------------
                                                                     $675,581,309    $533,043,678
                                                                     ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
     Trade.......................................................... $220,759,278    $143,822,426
     Other..........................................................    4,180,579       4,207,483
                                                                     ------------    ------------
                                                                      224,939,857     148,029,909
  Outstanding checks in excess of bank balances.....................   26,697,341      17,824,783
  Notes payable to stockholders and others..........................           --       1,950,000
  Accrued interest expense..........................................    4,802,292       4,621,497
  Dividends payable.................................................      394,607         389,443
  Current portion of long-term debt (note 4)........................    4,000,000       4,830,001
                                                                     ------------    ------------
          Total current liabilities.................................  260,834,097     177,645,633
                                                                     ------------    ------------
Deferred income taxes (note 5)......................................   37,941,306      32,112,370
Long-term debt (note 4).............................................  163,000,000     137,000,000
                                                                     ------------    ------------
          Total liabilities.........................................  461,775,403     346,758,003
                                                                     ------------    ------------
Stockholders' equity (note 7):
  Common stock, $.10 par value. Authorized 20,000,000 shares; issued and outstanding 14,723,406 shares in 1993 and 14,587,534 shares
     in 1992........................................................    1,472,340       1,458,753
  Additional paid-in capital........................................  155,083,952     150,373,739
  Unamortized restricted stock compensation award...................   (1,193,149)     (2,008,379)
  Retained earnings.................................................   58,442,763      36,461,562
                                                                     ------------    ------------
          Total stockholders' equity................................  213,805,906     186,285,675
                                                                     ------------    ------------
Commitments (note 6)
                                                                     $675,581,309    $533,043,678
                                                                     ============    ============

          See accompanying notes to consolidated financial statements.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEARS ENDED SEPTEMBER 30,
                                                  ---------------------------------------------
                                                      1993             1992            1991
                                                  -------------    -------------    -----------
                                                              (RESTATED -- NOTE 1)
Operating revenue:
  Natural gas and petroleum products sales...... $1,768,887,178   $1,111,774,170   $725,914,238
  Transportation................................     12,136,943        7,087,775      5,027,524
  Other.........................................      7,825,419        6,172,702      4,888,064
                                                 --------------   --------------   ------------
                                                  1,788,849,540    1,125,034,647    735,829,826
                                                 --------------   --------------   ------------
Operating expenses:
  Natural gas and petroleum products
     purchases..................................  1,656,976,162    1,025,413,395    657,056,055
  Operations....................................     34,262,934       25,440,327     21,249,584
  General and administrative....................     22,125,288       16,310,739     12,066,183
  Depreciation and amortization.................     23,585,156       21,844,221     17,495,849
                                                 --------------   --------------   ------------
                                                  1,736,949,540    1,089,008,682    707,867,671
                                                 --------------   --------------   ------------
     Income from operations.....................     51,900,000       36,025,965     27,962,155
Other income (expense):
  Interest expense..............................    (13,155,488)     (12,460,459)    (8,545,655)
  Interest income...............................      1,119,969        1,605,812      1,771,068
  Other, net....................................        (31,820)          21,624        109,192
                                                 --------------   --------------   ------------
                                                    (12,067,339)     (10,833,023)    (6,665,395)
                                                 --------------   --------------   ------------
     Earnings before income taxes...............     39,832,661       25,192,942     21,296,760
Income tax expense (note 5).....................    (16,285,162)     (10,296,944)    (7,653,732)
                                                 --------------   --------------   ------------
     Net earnings............................... $   23,547,499   $   14,895,998   $ 13,643,028
                                                 ==============   ==============   ============
Earnings per common share....................... $         1.61   $         1.06   $       1.08
                                                 ==============   ==============   ============
Dividends per common share...................... $          .11   $          .11   $        .10
                                                 ==============   ==============   ============

          See accompanying notes to consolidated financial statements.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                              (RESTATED -- NOTE 1)

                                                                                 UNAMORTIZED
                                                                                 RESTRICTED
                                                      ADDITIONAL                   STOCK         TOTAL
                                           COMMON       PAID-IN      RETAINED    COMPENSATION STOCKHOLDERS'
                                            STOCK       CAPITAL      EARNINGS      AWARD        EQUITY
                                          ---------   -----------   ----------   ----------   -----------
Balance, October 1, 1990................ $1,149,122  $ 86,043,378  $10,754,087   $   (31,669)  $ 97,914,918
  Issuance of 1,186,354 shares of common
     stock..............................    118,635    25,981,153           --           --      26,099,788
  Grants of compensatory stock
     options............................         --       241,550           --           --         241,550
  Issuance of 48,311 shares of
     restricted common stock............      4,831     1,223,874           --    (1,228,705)           --
  Amortization of restricted stock
     awards.............................         --            --           --       439,140        439,140
  Purchase and retirement of 53,750
     shares of common stock.............     (5,375)   (1,341,000)          --           --      (1,346,375)
  Exercise of stock options to purchase
     291,950 shares of common stock.....     29,195     4,072,006           --           --       4,101,201
  Dividends declared on common stock....         --            --   (1,316,423)          --      (1,316,423)
  Net earnings..........................         --            --   13,643,028           --      13,643,028
                                         ----------  ------------  -----------   -----------   ------------
Balance, September 30, 1991.............  1,296,408   116,220,961   23,080,692      (821,234)   139,776,827
  Issuance of 1,343,356 shares of common
     stock..............................    134,336    31,615,826           --           --      31,750,162
  Grant of 2,775 shares of compensatory
     stock..............................        277        98,034           --           --          98,311
  Grants of compensatory stock options
     (Note 3)...........................         --     1,242,674           --    (1,242,674)           --
  Issuance of 26,544 shares of
     restricted common stock, net of
     forfeitures........................      2,654       563,846           --      (566,500)           --
  Amortization of restricted stock
     awards.............................         --            --           --       622,029        622,029
  Exercise of stock options to purchase
     250,775 shares of common stock.....     25,078       632,398           --           --         657,476
  Dividends declared on common stock....         --            --   (1,515,128)          --      (1,515,128)
  Net earnings..........................         --            --   14,895,998           --      14,895,998
                                         ----------  ------------  -----------   -----------   ------------
Balance, September 30, 1992.............  1,458,753   150,373,739   36,461,562    (2,008,379)   186,285,675
  Grant of 462 shares of compensatory
     stock..............................         46        17,029           --           --          17,075
  Issuance of 16,980 shares of
     restricted common stock, net of
     forfeitures........................      1,698       522,064           --      (523,762)           --
  Amortization of restricted stock
     awards.............................         --            --           --     1,338,992      1,338,992
  Exercise of stock options to purchase
     177,205 shares of common stock.....     17,720     3,571,949           --           --       3,589,669
  Purchase and retirement of 58,775
     shares of common stock.............     (5,877)   (2,112,843)          --           --      (2,118,720)
  Tax benefit from nonqualified stock
     options (Note 5)...................         --     2,712,014           --           --       2,712,014
  Dividends declared on common stock....         --            --   (1,566,298)          --      (1,566,298)
  Net earnings..........................         --            --   23,547,499           --      23,547,499
                                         ----------  ------------  -----------   -----------   ------------
Balance, September 30, 1993............. $1,472,340  $155,083,952  $58,442,763   $(1,193,149)  $213,805,906
                                         ==========  ============  ===========   ===========   ============

          See accompanying notes to consolidated financial statements.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED SEPTEMBER 30,
                                                                   -----------------------------------------
                                                                      1993           1992           1991
                                                                   -----------    -----------    -----------
                                                                             (RESTATED -- NOTE 1)
Cash flows from operating activities:
  Net earnings................................................... $ 23,547,499   $ 14,895,998   $ 13,643,028
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization...............................   23,585,156     21,844,221     17,495,849
     Amortization of deferred financing costs....................      144,180        131,893         67,807
     Deferred income tax expense.................................    7,216,116      5,212,038      3,258,646
     Amortization of restricted stock award......................    1,338,992        622,029        439,140
     Grants of compensatory stock and stock options..............       17,075         98,312        241,550
     Loss (gain) on disposition of assets........................      112,851        (16,122)          (906)
                                                                  ------------   ------------   ------------
                                                                    55,961,869     42,788,369     35,145,114
     Change in working capital items and other...................    5,654,218      6,896,095      1,101,599
                                                                  ------------   ------------   ------------
       Net cash provided by operating activities.................   61,616,087     49,684,464     36,246,713
                                                                  ------------   ------------   ------------
Cash flows from investing activities:
  Capital expenditures for property, plant and equipment.........  (68,108,803)   (92,740,831)   (40,943,815)
  Payments for acquisition of MEGA...............................           --             --     (6,424,132)
  Notes receivable, net..........................................   (2,818,206)    (2,909,052)            --
  Proceeds from disposition of assets............................      483,341        396,182        335,693
  Increase in other assets, net..................................   (3,208,783)    (1,008,454)      (894,349)
                                                                  ------------   ------------   ------------
       Net cash used by investing activities.....................  (73,652,451)   (96,262,155)   (47,926,603)
                                                                  ------------   ------------   ------------
Cash flows from financing activities:
  Borrowings, including private placement........................   44,482,649     67,500,000    112,000,000
  Repayments of debt.............................................  (21,780,001)   (46,746,500)   (87,431,056)
  Repurchases of common stock....................................   (2,118,720)            --     (1,346,375)
  Net proceeds from issuance of common stock.....................    2,769,669     32,272,635      1,916,201
  Dividends paid.................................................   (1,561,134)    (1,473,544)    (1,274,580)
  Increase in outstanding checks in excess of bank balances......    8,872,558      3,304,121      6,078,134
                                                                  ------------   ------------   ------------
       Net cash provided by financing activities.................   30,665,021     54,856,712     29,942,324
                                                                  ------------   ------------   ------------
          Net increase in cash and cash equivalents..............   18,628,657      8,279,021     18,262,434
          Cash and cash equivalents, beginning of year...........   44,958,311     36,679,290     18,416,856
                                                                  ------------   ------------   ------------
          Cash and cash equivalents, end of year................. $ 63,586,968   $ 44,958,311   $ 36,679,290
                                                                  ============   ============   ============
Changes in working capital items and other:
     Increase in accounts receivable............................. $(58,552,671)  $(44,805,732)  $ (1,865,770)
     (Increase) decrease in natural gas, crude oil and petroleum
       product inventories.......................................  (13,046,122)    (7,010,477)     3,003,150
     Increase in income taxes receivable.........................       (5,513)    (2,091,424)       (41,574)
     (Increase) decrease in other current assets.................    2,475,779       (447,288)        70,645
     Increase (decrease) in accounts payable.....................   74,601,950     61,236,851     (2,958,383)
     Increase in accrued interest expense........................      180,795        273,297      3,533,246
     Decrease in income taxes payable............................           --       (259,132)      (540,376)
     Other, net..................................................           --             --        (99,339)
                                                                  ------------   ------------   ------------
                                                                  $  5,654,218   $  6,896,095   $  1,101,599
                                                                  ============   ============   ============
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest, net of amount capitalized......................... $ 12,974,693   $ 12,245,246   $  5,014,744
                                                                  ============   ============   ============
     Income taxes................................................ $  6,937,449   $  7,590,654   $  4,988,960
                                                                  ============   ============   ============
Supplemental schedule of noncash investing and financing
  activities:
  Accrued common stock dividends................................. $    394,607   $    389,443   $    347,859
                                                                  ============   ============   ============
  Tax effect of stock option compensation........................ $  3,532,014   $    135,000   $  2,185,000
                                                                  ============   ============   ============
  Conversion of note receivable into property, plant and
     equipment................................................... $  1,500,000   $         --   $         --
                                                                  ============   ============   ============
  Issuance of common stock pursuant to merger with MEGA.......... $         --   $         --   $ 26,099,788
                                                                  ============   ============   ============
  Assumption and issuance of debt associated with merger of
     MEGA........................................................ $         --   $         --   $ 46,358,884
                                                                  ============   ============   ============
  Assumption and issuance of notes payable associated with
     purchase of Centennial Natural Gas Corporation.............. $         --   $  6,266,285   $         --
                                                                  ============   ============   ============

          See accompanying notes to consolidated financial statements.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1993, 1992 AND 1991

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Associated Natural Gas Corporation (the "Company") is engaged in the business of purchasing, gathering, processing, transporting and marketing natural gas, natural gas liquids ("NGLs") and crude oil to industrial end users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. The Company currently owns and operates a significant complex of crude oil, NGLs and natural gas gathering, processing/fractionation and transportation facilities situated in major oil and natural gas-producing basins in the Rocky Mountain, Mid Continent and Gulf Coast regions of the United States.

     On June 30, 1994, the Company filed Articles of Merger, to be effective July 1, 1994, in connection with the Merger between its wholly-owned subsidiary, Associated Natural Gas, Inc. (ANGI) and Grand Valley Gas Company (Grand Valley), with ANGI as the surviving entity. Grand Valley is a natural gas marketing company with sales principally in the Pacific Northwest, Rocky Mountains, Western Canada and California regions. Under the terms of the merger, the Company exchanged 1,637,467 shares of its common stock for 100% of Grand Valley's outstanding common stock. The acquisition has been accounted for under the pooling of interests method and, accordingly, the Company's consolidated financial statements have been restated to include the accounts of Grand Valley for all periods presented. Grand Valley's consolidated financial statements reported prior to the merger reflected a year end of May 31 as compared to the Company's fiscal year end of September 30. As a result, the restated consolidated balance sheets reflect the combination of the historical balance sheets of the Company as of September 30 and the historical balance sheets of Grand Valley as of May 31. The restated consolidated statements of operations reflect the combination of Grand Valley's annual results of operations through May 31 and the Company's annual results of operations through September 30.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

     Cash and cash equivalents consist of the following:

                                                                1993          1992
                                                             ----------    ----------
        Cash...............................................  $21,277,579   $ 9,272,274
        Commodity futures margin accounts..................    4,689,389     5,756,037
        Corporate demand notes.............................   37,620,000    29,930,000
                                                             -----------   -----------
                                                             $63,586,968   $44,958,311
                                                             ===========   ===========

     The portion of the cash balances in commodity futures margin accounts that represents the minimum margin requirements for open futures positions is reported as restricted cash.

  (c) Natural Gas, Crude Oil and Petroleum Product Inventories

     Inventories, consisting principally of natural gas (including pipeline imbalances), crude oil and NGLs in pipeline and storage facilities, are recorded at the lower of cost or market using the average cost method.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Property, Plant and Equipment

     Natural gas and crude oil pipelines and natural gas processing facilities are being depreciated using the straight-line method over a period between fifteen and twenty-five years. Beginning in April 1992, the Company revised its estimate of the useful lives of its natural gas processing facilities and its larger diameter natural gas and crude oil pipelines. This revision resulted in an increase in net income of approximately $2,000,000 ($.16 per share) for the fiscal year ended September 30, 1992. Other equipment is depreciated using a straight-line method over an estimated useful life of three to five years.

     Included in the cost of the facilities are the direct salaries and related overhead for the construction of natural gas and crude oil pipelines and natural gas processing/fractionation facilities. The amounts capitalized are approximately $4,316,000, $5,487,000 and $3,897,000 in 1993, 1992 and 1991
respectively.

  (e) Goodwill and Other Intangibles

     Goodwill and other intangibles include the difference between the cost of acquiring natural gas gathering, transmission and processing facilities and amounts assigned to their tangible assets. Such amounts are generally being amortized on a straight-line basis over fifteen years.

  (f) Notes Receivable from Related Parties

     During the year ended September 30, 1993, Grand Valley loaned $499,000 to three officers and one key employee of Grand Valley in connection with the exercise of certain stock options. The notes bear interest at an annual rate of nine percent, are due at the earlier of 90 days after termination of employment or January 15, 1995 and are secured by shares of the Company's common stock owned by the officers and employee. The notes receivable are included in other current assets on the accompanying balance sheet at September 30, 1993.

  (g) Interest Costs

     Interest cost is capitalized during the construction period of the facilities. The Company incurred interest cost of approximately $13,713,000, $12,770,000 and $8,961,000 in 1993, 1992 and 1991, respectively, of which approximately $558,000, $330,000 and $415,000 was capitalized in 1993, 1992 and 1991, respectively.

  (h) Earnings Per Common Share

     Earnings per common share is computed by dividing net earnings available to common shares by the weighted average number of common shares outstanding (14,627,681, 14,111,316 and 12,595,415 for the years ended September 30, 1993,
1992 and 1991, respectively). Outstanding options to purchase common stock did not have a material dilutive effect on the calculation of earnings per share for any period presented.

  (i) Revenue Recognition

     The Company recognizes revenue on the accrual basis for the sale of natural gas and petroleum products and transportation revenue as natural gas and petroleum products are delivered.

  (j) Hedging Arrangements

     The Company manages the risk associated with fluctuations in the price of natural gas, NGLs and crude oil primarily through futures contracts and energy swaps. Gains and losses from futures hedging transactions and energy swaps are recognized in the period the corresponding sales or purchases are recorded.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has a Hedge Committee that reviews the Company's hedged positions on a monthly basis to ensure compliance with the Company's hedging policies, including the maximum amount of risk to be assumed in conjunction with such hedging activity. The Company has adopted hedging policies whereby its net futures positions subject to price risk are not to exceed a net of 100 (1 BCF), 100 (100,000 barrels) and 50 (50,000 barrels) contracts or positions for natural gas, crude oil and propane, respectively, without the prior approval of the Hedge Committee.

     At September 30, 1993, the Company had 710 natural gas, 627 crude oil and 87 propane futures contracts outstanding, and when offset against long-term commitments and physical inventory of crude oil, the Company's exposure to the risk of price fluctuations is reduced to 36, 0 and 0 contracts or positions, respectively. In addition, the Company is also exposed to credit risk in the unlikely event the counterparty in all third party agreements were not able to perform their contractual obligations.

  (k) Reclassification

     Certain amounts have been reclassified for comparability with the 1993 presentation.

(3) ACQUISITIONS

  Centennial

     Effective August 12, 1991 Grand Valley acquired all of the outstanding shares of common stock of Centennial Natural Gas Corporation (Centennial) for cash and notes totalling approximately $3.9 million. At the acquisition date, Centennial held interests in four natural gas processing and/or gathering facilities with aggregate throughput capacity of approximately 35 million cubic feet per day. In conjunction with the acquisition, Grand Valley entered into employment agreements with existing employees and consultants of Centennial, and issued 7,500 shares and granted options to acquire up to an additional 31,500 common shares at an exercise price of $.05 per share to these individuals. Deferred compensation expense of approximately $1,242,000 was recorded in connection with the granting of these options. The expense related to the deferred compensation is being recognized ratably as the employees and consultants vest in the options and as restrictions lapse through 1995.

  Burton Flats

     Effective March 1, 1992 Grand Valley acquired for approximately $4.7 million the Burton Flats gas processing plant and associated gathering system located in New Mexico. This system consists of 51 miles of pipeline and a 15,000 MCF per day natural gas processing facility.

  Glenpool

     Effective October 1, 1992, the Company purchased for approximately $8.0 million GPM Gas Corporation's Creek natural gas processing plant and associated low pressure natural gas gathering system (the "Glenpool" system) located in Creek, Muskogee, Okfuskee, Okmulgee, McIntosh, Tulsa and Wagoner Counties, Oklahoma. This system consisted of a 25,000 MCF per day natural gas processing plant and approximately 985 miles of natural gas gathering pipeline connected to approximately 528 wells.

  Osage

     Effective December 1, 1992, the Company purchased for approximately $4.0 million, GPM Gas Corporation's Osage natural gas processing plant and associated low pressure natural gas gathering plant and approximately 905 miles of natural gas gathering pipeline connected to approximately 290 wells.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Evergreen

     In June, 1993, the Company acquired for approximately $2.8 million a natural gas gathering system located in the San Juan Basin in Rio Arriba County, New Mexico from Evergreen Resources, Inc. This natural gas gathering system, which was completed by the Company, consists of approximately 26 miles of natural gas gathering pipeline delivering coal seam natural gas production into an interstate pipeline.

  Bayou South

     In July 1993, the Company completed the purchase for approximately $3.0 million, Bayou South Gas Gathering Company's Haynesville/Dykesville natural gas gathering assets and related facilities in Arkansas and Louisiana. This system consisted of approximately 60 miles of natural gas gathering pipeline connected to approximately 16 wells.

     All of the Company's acquisitions have been accounted for using the purchase method of accounting. Accordingly, the results of operations for each acquisition have been included with those of the Company since the effective date of the acquisition.

(4) LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                 SEPTEMBER 30,
                                                           --------------------------
                                                              1993           1992
                                                           -----------    -----------
        9.55% Senior notes(a)............................ $ 55,000,000   $ 55,000,000
        9.90% Senior notes(a)............................   45,000,000     45,000,000
        12.75% Senior notes(b)...........................   12,000,000     12,000,000
        Revolving Credit Agreement(c)....................   45,000,000     25,000,000
        Convertible senior subordinated notes(d).........   10,000,000             --
        10% supplemental unsecured promissory notes to
          MEGA shareholders..............................           --      4,830,001
                                                          ------------   ------------
                                                           167,000,000    141,830,001
        Less: current portion of long-term debt..........   (4,000,000)    (4,830,001)
                                                          ------------    -----------
                                                          $163,000,000   $137,000,000
                                                          ============   ============

(a) On May 8, 1991, the Company completed a private placement of $100 million of senior unsecured notes with institutional investors. The 9.55% notes are payable in four annual installments of $13,750,000 commencing April 30, 1996. The 9.90% notes are payable in four annual installments of $11,250,000 commencing April 30, 2000. Interest is payable semi-annually on April 30 and October 31 of each year.

(b) On December 31, 1985, the Company issued to The Prudential Insurance
Company of America senior notes in the aggregate principal amount of $12,000,000 bearing interest at 12.75% payable semiannually. The principal of the senior notes is payable in three annual installments of $4,000,000 commencing December 31, 1993.

(c) Effective June 1, 1992, the Company entered into a $100 million Revolving Credit Agreement ("Agreement") with certain commercial lending institutions and Continental Bank N.A., as agent. The Agreement is a three-year unsecured revolving credit facility which converts into a four-year senior unsecured term loan. Upon conversion to a term loan, the loan is amortized in 16 equal quarterly payments beginning August 1, 1995 with a maturity date of May 1, 1999. The outstanding principal under the Agreement bears interest at an applicable margin above the adjusted Eurodollar Rate or Base Rate (3.87% at September 30,

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1993). A non-use fee, currently 3/8 of one percent per annum, is charged on the unused portion of the Facility. At September 30, 1993, the unused committed amount under the Agreement was approximately $54.3 million. Subsequent to September 30, 1993, the Company borrowed $50 million under the Agreement to finance certain acquisitions. The outstanding balance under the Agreement at December 7, 1993 was $95 million. The Company's ability to borrow under the Agreement is subject to certain covenants including covenants regarding tangible net worth; ratio of consolidated current assets to consolidated current liabilities; consolidated historical operating cash flow (as defined); restricted payments (including dividends); permitted indebtedness and liens; environmental provisions and information requirements. At September 30, 1993, the Company was in compliance with the terms of its debt agreements.

(d) In December 1992, Grand Valley sold $10 million of convertible senior subordinated notes in a private placement transaction. The notes bear interest at a rate of 9% with interest payments due semiannually. Annual principal payments of $1,250,000 begin on December 15, 1997 and continue through December 15, 2004. The notes are convertible at the option of the purchasers into an aggregate of 240,964 shares of the Company's common stock. This conversion right also contains various antidilution provisions, including an adjustment to the conversion price of the Company's common stock if the Company issues shares at less than the then current market price.

     Grand Valley has a revolving credit agreement with First National Bank of Boston that provides for a maximum commitment of $15 million. The line of credit provides working capital funding capacity of $15 million and interim funding capacity for capital expenditures of $10 million. Loans under the $10 million commitment bear interest at the bank's base rate plus 3/4 percent. Loans under the $5 million commitment bear interest at the bank's base rate plus one percent. The bank's base rate at May 31, 1993 was 6%.

     On November 15, 1993, the Company entered into a $20 million Line of Credit ("Line") with Continental Bank, N.A. that is due on March 31, 1994. The Line bears interest at the Eurodollar Rate plus seven eighths of one percent or the reference rate. At December 7, 1993, there were no outstanding borrowings under the Line.

     Annual principal payments under the debt agreements are as follows:

YEAR ENDING SEPTEMBER 30:
- -------------------------
         1994......................................................... $  4,000,000
         1995.........................................................    6,812,500
         1996.........................................................   29,000,000
         1997.........................................................   25,000,000
         1998.........................................................   26,250,000
         Thereafter...................................................   75,937,500
                                                                       ------------
                                                                       $167,000,000
                                                                       ============

(5) INCOME TAXES

     Effective October 1, 1992 the Company adopted Financial Accounting Standard No. 109, "Accounting for Income Taxes" which prescribes the asset and liability method of accounting for income taxes. Prior to that date, the Company accounted for income taxes using Financial Accounting Standard No. 96, "Accounting for Income Taxes." The change from Statement No. 96 to Statement No. 109 had no income statement impact. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Revenue Reconciliation Act of 1993, as signed into law on August 10, 1993, increased to 35% the corporate tax rate on income in excess of $10 million. The effect of this tax increase is included in the reconciliation below.

     Income tax expense (benefit) consists of:

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                     -------------------------------------
                                                        1993          1992         1991
                                                     ----------    ----------    ---------
    Current:
      Federal...................................... $ 8,882,697   $ 4,675,227   $3,908,545
      State........................................     768,029       409,679      486,541
                                                    -----------   -----------   ----------
              Total current........................   9,650,726     5,084,906    4,395,086
                                                    -----------   -----------   ----------
    Deferred:
      Federal......................................   4,699,691     3,850,920    3,539,229
      State........................................   1,934,745     1,361,118     (280,583)
                                                    -----------   -----------   ----------
              Total deferred.......................   6,634,436     5,212,038    3,258,646
                                                    -----------   -----------   ----------
              Total income tax expense............. $16,285,162   $10,296,944   $7,653,732
                                                    ===========   ===========   ==========

     Actual tax expense differs from the "expected" tax expense (computed by applying the U.S. Federal corporate income tax rate of 34% to earnings before income taxes) as follows:

                                                        1993          1992         1991
                                                     ----------    ----------    ---------
    Computed "expected" tax expense................ $13,543,106   $ 8,565,600   $7,240,898
    Increase (reduction) in income taxes resulting
      from:
      State income taxes, net of Federal income tax
         benefit...................................   1,493,327     1,168,726      135,932
      Increase in corporate tax rate...............     287,045            --           --
      Amortization of goodwill and other
         intangibles...............................     788,583       703,574      345,997
      Other, net...................................     173,101      (140,956)     (69,095)
                                                    -----------   -----------   ----------
                                                    $16,285,162   $10,296,944   $7,653,732
                                                    ===========   ===========   ==========

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities that give rise to significant portions of the deferred tax liability at September 30, 1993 and 1992 relate to the following:

                                                                  1993           1992
                                                               -----------    -----------
    Deferred tax assets:
      Alternative minimum tax credit carryforward............ $ 13,785,000   $  6,747,552
      Net operating loss carryforward........................    1,908,042      6,137,581
                                                              ------------   ------------
              Total gross deferred tax assets................   15,693,042     12,885,133
                                                              ------------   ------------
    Deferred tax liabilities:
      Plant and equipment, principally due to differences in
         depreciation methods................................  (51,779,042)   (42,016,133)
      Other..................................................   (1,855,306)    (2,981,370)
                                                              ------------   ------------
              Total gross deferred tax liabilities...........  (53,634,348)   (44,997,503)
                                                              ------------   ------------
              Net deferred tax liability..................... $(37,941,306)  $(32,112,370)
                                                              ============   ============

     At September 30, 1993 the Company has a net operating loss carryforward of approximately $5,006,000 for income tax purposes which is available to offset future income taxes, if any, through September 30, 2005. The Company also has an alternative minimum tax credit carryforward of approximately $13,785,000, which may be carried forward indefinitely.

     During the year ended May 31, 1993, Grand Valley realized an income tax benefit of approximately $2.7 million upon the lapsing of repurchase restrictions on shares of common stock issued upon the exercise of certain nonqualified stock options. The benefit has been recorded as a reduction in income taxes payable and an increase in additional paid-in capital.

(6) LEASES

     The Company leases office space, trucks and trailers under non-cancelable operating leases expiring at various dates through 2003. Future minimum lease payments under non-cancelable operating leases as of September 30, 1993 are approximately:

        1994............................................................. $3,159,592
        1995.............................................................  2,625,825
        1996.............................................................  2,167,315
        1997.............................................................  1,800,009
        1998.............................................................  1,424,000
        Thereafter.......................................................  2,014,000

     Total rental expense for operating leases in 1993, 1992, and 1991 was approximately $3,518,000, $3,447,000 and $3,566,000 respectively.

(7) EQUITY INCENTIVE PLAN

     On February 14, 1991 the Company adopted the Equity Incentive Plan ("Incentive Plan"). The Incentive Plan empowers the Company from time-to-time during a period of ten years to grant to officers and other managerial, administrative or professional employees of the Company awards of restricted stock, stock options, stock appreciation rights, performance shares and performance units or any combination thereof.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Incentive Plan provides for an initial authorization of 925,000 shares of common stock for issuance thereunder, plus an additional authorization of one-half percent of the outstanding shares of common stock as of each succeeding annual anniversary of the effective date of the Incentive Plan, to be divided among the various Incentive Plan components as the Company shall determine, except that a maximum of 500,000 shares shall be cumulatively available for grant as incentive stock options (tax qualified options) during the life of the Incentive Plan. Any unused portion of the shares added each anniversary date shall be carried forward for grant and issuance in subsequent plan years and up to one hundred percent of the subsequent year's added shares (based upon the current plan year's allocation) may be borrowed for use in the current plan year. Such maximum numbers as applied to the various components of the Incentive Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company.

     The Company also has a non-qualified stock option plan for directors that authorizes the issuance of up to 50,000 shares of common stock.

     The following is a summary of activity under the Company's previous non-qualified stock option plan, the directors plan, and the current Equity Incentive Plan for the year ended September 30, 1993:

                               OPTION     BEGINNING               FORFEITED/      END
           GRANT DATE           PRICE      OF YEAR     GRANTED    EXERCISED     OF YEAR    EXERCISABLE
    -------------------------  -------    ---------    -------    ----------    -------    -----------
    Various dates in 1987....  $11.00        3,000          --        (3,000)        --             --
    February 17, 1989........    9.75        4,050          --        (3,750)       300            300
    July 5, 1989.............   16.00      104,300          --       (98,800)     5,500          5,500
    March 9, 1990............   19.125      25,000          --            --     25,000         25,000
    February 15, 1991........   21.00       10,000          --            --     10,000         10,000
    March 22, 1991...........   23.00      300,750          --       (34,949)   265,801        114,176
    March 9, 1992............   19.00      308,700          --       (23,175)   285,525         45,225
    May 1, 1993..............   33.875          --      10,000            --     10,000             --
    June 15, 1993............   32.875          --     249,900            --    249,900             --
                                           -------     -------      --------    -------        -------
                                           755,800     259,900      (163,674)   852,026        200,201
                                           =======     =======      ========    =======        =======

     All options, except for the March 22, 1991, March 9, 1992, May 1, 1993 and June 15, 1993 options, vest at the date of grant and are exercisable over a five-year period. The March 22, 1991, March 9, 1992, May 1, 1993 and June 15, 1993 options vest 25% per year and are exercisable over a 10 year period. Any options which remain unexercised at the end of the option period expire. During the years ended September 30, 1993, 1992 and 1991, options for 155,674, 26,775 and 221,700 shares, respectively, were exercised at prices from $5.53 to $23.00. Proceeds from the exercise of stock options and related income tax benefits have been credited to stockholders' equity.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1992, Grand Valley adopted its 1992 Stock Option Plan and granted certain options under the plan. Prior to 1992, Grand Valley had granted nonincentive stock options to officers, directors, key employees and consultants. A summary of stock options granted by Grand Valley is as follows:

                                                               NUMBER OF       PRICE PER
                                                                SHARES        SHARE RANGE
                                                               ---------    ----------------
    Options outstanding at May 31, 1990......................    267,000       $.05 to $4.00
      Granted................................................     55,000       $.05 to $4.48
      Exercised..............................................    (70,250)      $.05 to $4.00
      Cancelled..............................................    (20,000)              $0.80
                                                                 -------
    Options outstanding at May 31, 1991......................    231,750       $.05 to $4.48
      Granted................................................     34,500     $.052 to $34.52
      Exercised..............................................   (224,000)      $.05 to $4.48
                                                                --------
    Options outstanding at May 31, 1992......................     42,250     $.052 to $34.52
      Granted................................................      4,200    $34.00 to $34.52
      Exercised..............................................    (21,531)    $.052 to $27.52
      Cancelled..............................................       (219)             $27.52
                                                                 -------
    Options outstanding at May 31, 1993......................     24,700     $.052 to $34.52
                                                                 =======

     As of May 31, 1993 options granted by Grand Valley to purchase 3,725 shares were exercisable. During the years ended May 31, 1993, 1992 and 1991, options for 21,531, 224,000 and 70,250 shares, respectively, were exercised at prices ranging from $.05 to $27.52.

     Grand Valley agreed to issue up to 11,250 shares of common stock as incentive stock awards to certain employees in connection with certain asset acquisitions. The shares were issued in part upon acquisition of the assets and the remaining shares were to be issued when the assets acquired achieved payout. As of May 31, 1993, 1,611 shares had been issued.

(8) EMPLOYEE RETIREMENT PLAN

     Effective January 1986, the Company established an employee retirement plan (the Plan) covering substantially all of its employees. The Plan is a defined contribution plan intended to qualify under Internal Revenue Code Section 401(k), and has been approved by the Internal Revenue Service. Under the Plan, the Company may match employee contributions with such matching being reviewed and determined annually by the Company's Benefits Committee of the Board of Directors. Total retirement plan expense for 1993, 1992, and 1991 was $439,000, $368,000 and $295,000, respectively.

     Grand Valley sponsored a Simplified Employee Pension Plan (the "SEP"). Employees of Grand Valley who have completed nine months of service were eligible to participate in the SEP. The SEP provided for contributions equal to three percent of income before taxes and bonuses. During the years ended May 31, 1993, 1992 and 1991, Grand Valley made contributions of $187,013, $178,094 and $141,614, respectively, to the SEP.

                       ASSOCIATED NATURAL GAS CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
     Summarized quarterly financial data for 1993 and 1992 is as follows:

                                               1ST         2ND         3RD         4TH
                                             QUARTER     QUARTER     QUARTER     QUARTER
                                             --------    --------    --------    --------
                                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE
                                                               AMOUNTS)
        1993
          Operating revenue................  $458,314    $410,486    $447,527    $472,523
          Income from operations...........    15,297      14,396      10,468      11,739
          Net earnings.....................     7,291       6,703       4,678       4,876
          Earnings per common share........  $    .50    $    .46    $    .32    $    .33
        1992:
          Operating revenue................  $283,490    $275,041    $286,617    $279,887
          Income from operations...........     9,799       9,464       8,538       8,225
          Net earnings.....................     4,013       3,928       3,644       3,311
          Earnings per common share........  $    .30    $    .27    $    .25    $    .24

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)


                                                                   June 30,         September 30,
                                                                     1994               1993
                                                                 ------------       -------------
            ASSETS                                                                (Restated Note 3)
Current assets:
  Cash and cash equivalents, including restricted
    cash in margin accounts of $12,492,308 and $4,441,301        $ 70,106,396         63,586,968
  Accounts receivable, net of allowance                           187,531,730        185,844,633
  Natural gas, crude oil and petroleum product inventories         22,638,414         26,994,076
  Notes receivable                                                  1,667,491          4,227,258
  Income taxes receivable                                           1,515,774          2,138,511
  Other                                                             3,721,229            719,601
                                                                 ------------        -----------
          Total current assets                                    287,181,034        283,511,047
                                                                 ------------        -----------

Property, plant, and equipment, at cost:
  Natural gas processing facilities                               103,347,025         88,046,503
  Natural gas and crude oil pipelines                             423,056,305        324,031,220
  Construction in progress                                         13,889,665         17,335,314
  Other equipment                                                  23,264,523         17,791,890
                                                                 ------------        -----------
                                                                  563,557,518        447,204,927
  Less accumulated depreciation                                   114,529,213         93,772,409
                                                                 ------------        -----------

          Total property, plant and equipment, net                449,028,305        353,432,518

Other assets:
  Goodwill, net of applicable amortization of
    $7,337,818 and $5,542,244, respectively                        27,990,852         29,786,426
  Gas contracts and other intangibles, net of applicable
    amortization of $882,002 and $156,250, respectively             8,758,309          1,118,750
  Other                                                             6,662,613          7,732,568
                                                                 ------------        -----------
          Total other assets                                       43,411,774         38,637,744
                                                                 ------------        -----------
                                                                 $779,621,113        675,581,309
                                                                 ============        ===========

                                             (Continued)

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS, CONTINUED
                                 (UNAUDITED)

                                                                     June 30,             September 30,
         Liabilities and Stockholders' Equity                          1994                    1993
         ------------------------------------                          ----                    ----
                                                                                         (Restated Note 3)
Current liabilities:
  Accounts payable:
    Trade                                                          $194,808,864             220,759,278
    Other                                                             4,534,129               4,180,579
                                                                   ------------             -----------
                                                                    199,342,993             224,939,857
  Outstanding checks in excess of bank balances                      50,310,188              26,697,341
  Accrued interest expense                                            2,774,767               4,802,292
  Dividends payable                                                     404,219                 394,607
  Current portion of long-term debt (note 6)                         4,133,000               4,000,000
                                                                   ------------             -----------
      Total current liabilities                                     256,965,167             260,834,097
                                                                   ------------             -----------
Deferred income taxes                                                42,292,327              37,941,306
Long-term debt (note 6)                                             239,130,000             163,000,000
Other long-term liabilities                                           1,022,724                    --
                                                                   ------------             -----------
      Total liabilities                                             539,410,218             461,775,403
                                                                   ------------             -----------
Stockholders' equity (note 5):
  Common stock, $.05 par value. Authorized 40,000,000 shares;
    issued and outstanding 15,111,425 and 14,723,406 shares,
    respectively                                                        755,572               1,472,340
  Additional paid-in capital                                        168,896,463             155,083,952
  Unamortized restricted stock compensation award                    (1,186,740)             (1,193,149)
  Retained earnings                                                  71,745,600              58,442,763
                                                                   ------------             -----------
      Total stockholders' equity                                    240,210,895             213,805,906
                                                                   ------------             -----------
                                                                   $779,621,113             675,581,309
                                                                   ============             ===========

See accompanying notes to consolidated financial statements.

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES

                    Consolidated Statements of Operations
                                 (Unaudited)

                                Three Months Ended             Nine Months Ended
                                     June 30,                       June 30,
                            -------------------------     ----------------------------
                                 1994         1993             1994          1993
                                 ----         ----             ----          ----
                                       (Restated Note 3)               (Restated Note 3)
Operating revenue:
  Natural gas and petroleum
   products sales            $535,563,717  442,212,379    1,583,378,746   1,299,505,262
  Transportation                7,165,354    3,303,727       19,117,090      10,747,921
  Other                         2,210,288    2,074,287        9,586,210       6,128,735
                             ------------  -----------    -------------   -------------
                              544,939,359  447,590,393    1,612,082,046   1,316,381,918
                             ------------  -----------    -------------   -------------
Operating expenses:
  Natural gas and
   petroleum products
   purchases                  509,667,541  416,465,748    1,496,154,971   1,216,251,018
  Operations                   11,160,758    8,943,297       33,030,125      25,925,693
  General and administrative    8,355,648    5,504,737       22,345,456      16,516,768
  Depreciation and
   amortization                 7,973,911    6,018,215       22,792,937      17,424,918
                             ------------  -----------    -------------   -------------
                              537,157,858  436,931,997    1,574,323,489   1,276,118,397
                             ------------  -----------    -------------   -------------

    Income from operations      7,781,501   10,658,396       37,758,557      40,263,521

Other income (expense):
  Interest expense             (4,390,352)  (3,314,165)     (12,212,522)    (10,061,019)
  Interest income                 361,983      344,543          887,442         909,034
  Other, net                       41,164      (43,964)          59,903        (141,750)
                             ------------   ----------    -------------   -------------
                               (3,987,205)  (3,013,586)     (11,265,177)     (9,293,735)
                             ------------   ----------    -------------   -------------

    Earnings before income
     taxes                      3,794,296    7,644,810       26,493,380      30,969,786

Provision for income taxes
  expense:
  Current                       1,392,682    1,959,073        7,143,365       8,573,831
  Deferred                        828,226    1,007,277        4,537,611       3,723,980
                             ------------   ----------    -------------   -------------
                                2,220,908    2,966,350       11,680,976      12,297,811
                             ------------   ----------    -------------   -------------
    Net earnings             $  1,573,388    4,678,460       14,812,404      18,671,975
                             ============   ==========    =============   =============

Net earnings per common
  share                              $.10          .32              .99            1.28
                                     ====          ===              ===            ====

Weighted average common
  shares outstanding
  (note 7)                     15,079,857   14,615,658       15,014,860      14,594,943
                             ============   ==========    =============   =============
Common stock dividends
  (note 5)                           $.03          .03              .08             .08
                                     ====          ===              ===            ====

See accompanying notes to consolidated financial statements.

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES

               Consolidated Statements of Stockholders' Equity
                              (Restated Note 3)
                                 (Unaudited)

                                                                                                 Unamortized
                                                            Additional                         restricted stock          Total
                                             Common           paid-in           Retained         compensation         stockholders'
                                              stock           capital           earnings             award               equity
                                             ------         ----------          --------       ----------------       -------------
Balance, September 30, 1992                $1,458,753       150,373,739        36,461,562         (2,008,379)          186,285,675
  Grant of 462 shares of compensatory
    stock                                          46            17,029              --                 --                  17,075
  Issuance of 16,980 shares of restricted
    common stock, net of forfeitures            1,698           522,064              --             (523,762)                 --
  Amortization of restricted stock awards        --                --                --            1,338,992             1,338,992
  Exercise of stock options to purchase
    177,205 shares of common stock             17,720         3,571,949              --                 --               3,589,669
  Purchase and retirement of 58,775
    shares of common stock                     (5,877)       (2,112,843)             --                 --              (2,118,720)
  Tax benefit from nonqualified stock
    options (Note 5)                             --           2,712,014              --                 --               2,712,014
  Dividends declared on common stock             --                --          (1,566,298)              --              (1,566,298)
  Net earnings                                   --                --          23,547,499               --              23,547,499
                                           ----------       -----------        ----------         ----------           -----------
Balance, September 30, 1993                $1,472,340       155,083,952        58,442,763         (1,193,149)          213,805,906

  Issuance of 264,089 shares of common
    stock related to acquisition               26,409         9,987,582              --                 --              10,013,991
  Issuance of 38,506 shares of restricted
    common stock, net of forfeitures            1,926         1,322,867              --           (1,324,793)                 --
  Amortization of restricted stock awards        --                --                --            1,331,202             1,331,202
  Exercise of stock options to purchase
    85,424 shares of common stock               4,337         1,752,622              --                 --               1,756,959
  Adjustment of par value (note 5)           (749,440)          749,440              --                 --                    --
  Adjustment for Grand Valley
    Merger (Note 3)                              --                --            (299,283)              --                (299,283)
  Dividends declared on common stock             --                --          (1,210,284)              --              (1,210,284)
  Net earnings                                   --                --          14,812,404               --              14,812,404
                                           ----------       -----------        ----------         ----------           -----------
Balance, June 30, 1994                     $  755,572       168,896,463        71,745,600         (1,186,740)          240,210,895
                                           ==========       ===========        ==========         ==========           ===========




         See accompanying notes to consolidated financial statements.

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows

                   Nine Months Ended June 30, 1994 and 1993
                                 (Unaudited)


                                                                   1994                1993
                                                               ------------        ------------
                                                                                (Restated Note 3)

Net cash provided by operating activities                      $  16,639,123         53,305,488
                                                               -------------       ------------
Cash flows from investing activities:
  Capital expenditures for property, plant and equipment        (100,057,673)       (52,793,281)
  Capital expenditures for gas contracts and
    other intangibles                                             (8,365,311)              --
  Notes receivable, net                                            1,059,766             10,214
  Proceeds from disposition of assets                                167,025            273,358
  Increases in other assets, net                                  (2,962,799)        (2,529,396)
                                                               -------------       ------------
        Net cash used by investing activities                   (110,158,992)       (55,039,105)
                                                               -------------       ------------
Cash flows from financing activities:
  Borrowings                                                     130,000,000         36,482,649
  Repayments of debt                                             (54,000,000)       (16,209,000)
  Deferred financing costs                                          (251,734)              --
  Net proceeds from issuance of common stock                       1,878,856            919,656
  Purchase of treasury stock                                            --           (2,118,720)
  Dividends paid                                                  (1,200,672)        (1,169,890)
  Increase in outstanding checks in excess of bank balances       23,612,847         12,869,689
                                                               -------------       ------------
        Net cash provided by financing activities                100,039,297         30,774,384
                                                               -------------       ------------

          Net increase in cash and cash equivalents                6,519,428         29,040,767
          Cash and cash equivalents, beginning of period          63,586,968         40,806,440
                                                               -------------       ------------
          Cash and cash equivalents, end of period             $  70,106,396         69,847,207
                                                               =============       ============



                         (continued on following page)

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows

                   Nine Months Ended June 30, 1994 and 1993
                                 (Unaudited)
                        (continued from previous page)



                                                                                 1994                       1993
                                                                                 ----                       ----
                                                                                                      (Restated Note 3)
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest, net of amount capitalized                                       $14,240,047                 12,465,405
                                                                              ===========                 ==========
    Income taxes                                                              $ 6,377,725                  4,955,932
                                                                              ===========                 ==========
Supplemental schedule of noncash investing and financing activities:
  Accrued common stock dividends                                              $   404,219                    391,244
                                                                              ===========                 ==========
  Issuance of common stock pursuant to purchase of assets
    from Endevco                                                              $10,013,991                       --
                                                                              ===========                 ==========
  Tax effect of stock option compensation                                     $   174,000                    210,000
                                                                              ===========                 ==========
  Assumed obligations for purchases of joint venture interests                $   894,076                       --
                                                                              ===========                 ==========
  Note payable issued for acquisition of assets                               $   263,000                       --
                                                                              ===========                 ==========
  Conversion of note receivable into property, plant and
    equipment                                                                 $ 1,500,000                       --
                                                                              ===========                 ==========





See accompanying notes to consolidated financial statements.

                      ASSOCIATED NATURAL GAS CORPORATION
                               AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements

                                June 30, 1994
                                 (Unaudited)


(1)  Unaudited Interim Financial Information

     The accompanying unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary to reflect a fair presentation of the financial position and results of operations of Associated Natural Gas Corporation and Subsidiaries (the Company) for the interim periods presented. All adjustments, in the opinion of management, are of a normal recurring nature.

     Certain amounts have been reclassified for comparability with the 1994 presentation.

(2)  Nature of Business

     The Company is engaged in the business of purchasing, gathering, transporting, processing and marketing natural gas, natural gas liquids (NGLs) and crude oil to industrial end users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. The Company currently owns and operates a significant complex of crude oil, NGLs and natural gas gathering, processing/fractionation and transportation facilities situated in major oil and natural gas-producing basins in the Rocky Mountain, Mid Continent and Gulf Coast Regions of the United States.

(3)  Merger with Grand Valley Gas Company

     On June 30, 1994, the Company filed Articles of Merger, to be effective July 1, 1994, in connection with the Merger between its wholly-owned subidiary, Associated Natural Gas, Inc. (ANGI) and Grand Valley Gas Company (Grand Valley), with ANGI as the surviving entity. The acquisition has been accounted for under the pooling of interests method and, accordingly, the Company's consolidated financial statements have been restated to include the accounts of Grand Valley for all periods presented. Grand Valley is a natural gas marketing company with sales principally in the Pacific Northwest, Rocky Mountains, Western Canada and California regions. Under the terms of the merger, the Company exchanged 1,637,467 shares of its common stock for 100% of Grand Valley's outstanding common stock.

     Grand Valley's consolidated financial statements reported prior to the merger reflected a year end of May 31 as compared to the Company's fiscal year end of September 30. As a result, the consolidated statements of operations reflect the combination of Grand Valley's and the Company's quarterly results through May 31, and June 30, 1994 and 1993, respectively. Consequently, Grand Valley's separate results of operations for the month of June 1994 and for the three months ended August 31, 1993 are not reflected in the consolidated statements of operations and have been charged directly to retained earnings as of June 30, 1994. Grand Valley's net revenues, operating loss, and net loss were approximately $104,683,000, ($264,000) and ($299,000), respectively, for these four months.

     The table below sets forth the composition of unaudited combined net revenues and net earnings (loss) for the pre-merger periods and combines the Company's results of operations for the quarters ended December, March and June with Grand Valley's results of operations for the quarters ended November, February and May for the fiscal periods presented.


                                                 Quarter Ended
                               ------------------------------------------------
                               December 31,        March 31,          June 30,
Fiscal 1994:
   Net revenues:
     ANGC                      $425,247,330       444,745,496       439,133,167
     Grand Valley                87,856,182       109,293,679       105,806,192
                               ------------       -----------       -----------
                               $513,103,512       554,039,175       544,939,359
                               ============       ===========       ===========

   Net earnings (loss):
     ANGC                      $  5,196,189         5,860,944         2,139,333
     Grand Valley                   855,504         1,326,379          (565,945)
                               ------------       -----------       -----------
                               $  6,051,693         7,187,323         1,573,388
                               ============       ===========       ===========


Fiscal 1993:
   Net revenues:
     ANGC                      $364,409,016       327,116,437       369,035,354
     Grand Valley                93,706,427        83,559,645        78,555,039
                               ------------       -----------       -----------
                               $458,115,443       410,676,082       447,590,393
                               ============       ===========       ===========

   Net earnings:
     ANGC                      $  6,173,320         5,593,362         4,505,552
     Grand Valley                 1,117,607         1,109,226           172,908
                               ------------       -----------       -----------
                               $  7,290,927         6,702,588         4,678,460
                               ============       ===========       ===========

(4)  Acquisitions

     Effective November 1, 1993, the Company purchased four natural gas gathering/transportation pipeline systems and certain contractual gas storage rights from the former noteholders of Endevco, Inc. (Endevco) pursuant to Endevco's Plan of Reorganization. The total purchase price consisted of approximately $20.5 million in cash and 264,089 shares of the Company's common stock. The acquisition included the 465 mile Mississippi Fuels intrastate gas transportation system; the 63 mile Ada gas gathering system in Louisiana; the 7 mile Chalybeat Springs gas transportation system in Louisiana and Arkansas; the 12 mile Leaf River gas transportation system in Mississippi and storage rights for up to 300,000 MMBTU in the Hattiesburg gas storage facility in Mississippi. The Company transferred the assets of the Mississippi Fuels gas transportation system to AIM Pipeline Company, a wholly-owned subsidiary of Associated Natural Gas Corporation.

     On November 9, 1993, the Company acquired from Dynamic Energy Resources, Inc. (Dynamic) the right, title and interest in a Gas Sale and Purchase Agreement and related transportation rights by and between Dynamic and Oklahoma Natural Gas Company. In addition, the Company and Dynamic entered into a gas purchase and processing agreement whereby the Company processes Dynamic's gas, through the Company's Milfay and/or Glenpool natural gas processing plants, pursuant to a percentage-of-proceeds contract.

     On November 12, 1993, the Company, through its wholly-owned subsidiary ATTCO NGL Pipeline Company, purchased for $22.5 million cash all of the outstanding common stock of Dean Pipeline Company (Dean), an indirect wholly owned subsidiary of Tenneco, Inc. The assets of Dean consist of approximately 264 miles of mainline NGLs transportation pipeline with approximately 54 miles of supply laterals traversing the Gulf Coast of Texas. The pipeline has a throughput capacity of 21,000 barrels per day and interconnects with underground storage and fractionation facilities in Mont Belvieu, Texas. Dean has been merged into ATTCO NGL Pipeline Company.

     Effective December 1, 1993, the Company purchased JN Exploration and Production Limited Partnership's natural gas gathering/transportation system located in Mississippi. This system consists of approximately 49 miles of natural gas gathering pipeline connected to approximatley 19 wells and is interconnected with the Company's AIM Pipeline gas transportation system acquired from Endevco.

     Effective February 1, 1994, the Company, through its wholly-owned subsidiary ATTCO Pipeline Company, purchased Shell Pipeline Corporation's Hope-Houston crude oil pipeline system in south Texas. This system consists of approximately 165 miles of crude oil gathering and trunkline pipeline with an interconnection to an Exxon pipeline. This pipeline moves approximately 9,000 barrels a day of crude oil through this system at its published tariff.

     Effective March 1, 1994, the Company, through its wholly-owned subsidiary Associated Louisiana Intrastate Pipeline Company, purchased from Gulf States Pipeline Corporation the remaining outside owned 50% interest in the Minden/Terryville natural gas pipeline system located in Louisiana. This system is a 42 mile transmission pipeline with a throughput capacity of approximately 75,000 MCF per day that delivers residue gas from the tailgate of the Company's Minden, Louisiana natural gas processing plant to two interstate and one intrastate natural gas pipelines.

(5)  Stock Transactions

     On November 1, 1993, the Company issued 264,089 shares of common stock (at a price of $37.919) as partial consideration for the acquisition of four natural gas gathering/transportation systems from the former noteholders of Endevco. On February 15, 1994, the Company granted 28,895 shares of four-year vesting restricted common stock to key employees. Such shares on the date of grant had a value of $36.25 per share.

     During the nine months ended June 30, 1994 and 1993, the Company received $540,304 and $892,505 respectively, under option agreements with employees for the acquisition of 28,024 and 43,574 shares, respectively, of common stock at various prices. On June 7, 1994, the Company declared a $.03 per share cash dividend on its common stock payable on July 15, 1994 to the common shareholders of record on June 30, 1994.

     At the Company's annual stockholders' meeting, held February 10, 1994, the stockholders approved a proposal for the Company to increase the number of authorized shares of common stock from 20 to 40 million and to reduce the par value from $.10 to $.05 per share.

(6)  Long-Term Debt

     Long-term debt is summarized as follows:

                                                         June 30,         September 30,
                                                          1994                1993
                                                         ------              ------
          9.55% senior notes (a)                       $ 55,000,000        55,000,000
          9.90% senior notes (a)                         45,000,000        45,000,000
          12.75% senior notes (b)                         8,000,000        12,000,000
          Revolving Credit Agreement (c)                 85,000,000        45,000,000
          6.30% senior unsecured notes (d)               40,000,000              --
          Convertible senior subordinated notes (e)      10,000,000        10,000,000
          Other                                             263,000              --
                                                       ------------       -----------
                                                        243,263,000       167,000,000

          Less: current portion of long-term debt        (4,133,000)       (4,000,000)
                                                       ------------       -----------
                                                       $239,130,000       163,000,000
                                                       ============       ===========

     (a) On May 8, 1991, the Company completed a private placement of $100 million of senior unsecured notes with institutional investors. The 9.55% notes are payable in four annual installments of $13,750,000 commencing April 30, 1996. The 9.90% notes are payable in four annual installments of $11,250,000 commencing April 30, 2000. Interest is payable semi-annually on April 30 and October 31 of each year.

     (b) On December 31, 1985, the Company issued to The Prudential Insurance Company of America senior notes in the aggregate principal amount of $12,000,000 bearing interest at 12.75% payable semiannually. The senior notes are unsecured and are payable in three annual installments of $4,000,000 which commenced December 31, 1993.

     (c) On January 13, 1994 the Company closed on an amendment effective December 31, 1993 to its Revolving Credit Agreement (Revolver) dated June 1, 1992 with certain commercial lending institutions and Continental Bank N.A., as agent. The amendment expanded the committed amount of the Revolver from $100 million to $150 million subject to certain limitations based upon the total debt of the Company. The Revolver will become a three-year unsecured term loan, with quarterly principal payments equal to one twelfth of the balance outstanding on May 1, 1996, due commencing on August 1, 1996 with a maturity date of May 1, 1999. The outstanding principal under the facility and term loan bears interest at the Revolver's applicable margin, currently .625%, above the adjusted Eurodollar (LIBOR) Rate or at Base (Prime) Rate. The 30 day LIBOR rate and Prime rate were 4.5625% and 7.25% at June 30, 1994, respectively. A non-use fee, currently 1/4 of one percent per annum, is charged on the unused portion of the facility. The Revolver contains certain covenants, including covenants regarding net worth; current ratio; fixed charge coverage ratio; dividends; loans, advances and investments; permitted indebtedness; environmental provisions and information requirements. At June 30, 1994, the Company was in compliance with the terms of its debt agreements.

     (d) On April 5, 1994, the Company closed on the sale of $40,000,000 of its senior unsecured notes to Connecticut General Life Insurance Company. The notes were sold at par, bear interest at the rate of 6.30% per annum and mature at various dates beginning April 15, 1999 and ending April 15, 2003. The notes are unsecured and contain certain terms and conditions which are substantially equivalent to those in the Company's existing long-term indebtedness. Proceeds from these notes were used by the Company to reduce its outstanding indebtedness under its Revolver.

     (e) In December 1992, ANGI's wholly-owned subsidiary, Grand Valley, sold $10 million of convertible senior subordinated notes in a private placement transaction. The notes as amended and assumed as part of the merger bear interest at a rate of 9% with interest payments due semiannually. Annual principal payments of $1,250,000 begin on December 15, 1997 and continue through December 15, 2004. The notes are convertible at the option of the purchasers into an aggregate of 240,964 shares of the Company's common stock. This conversion right also contains various antidilution provisions, including an adjustment to the conversion price of the Company's common stock if the Company issues shares at less than the then current market price.

     On February 10, 1994 the Company entered into a $20 million Line of Credit with Continental Bank, N.A. which expires on December 30, 1994. Interest on borrowings is based on a quoted rate furnished by the bank for daily periods of up to one week. The Company utilizes this facility for its intra-month working capital needs.

     The Company through its wholly-owned subsidiary, Grand Valley, has a revolving credit agreement with First National Bank of Boston that provides for a maximum commitment of $20 million. The line of credit provides working capital funding capacity of $15 million and interim funding capacity for capital expenditures of $5 million. Loans under the $15 million commitment bear interest at the bank's base rate plus 3/4 percent. Loans under the $5 million commitment bear interest at the bank's base rate plus one percent. The bank's base rate at June 30, 1994 was 7.25% percent.

(7)  Earnings Per Common Share

     Earnings per common share is computed by dividing net earnings available to common shares by the weighted average number of common shares outstanding. The outstanding options to purchase common stock and the convertible senior subordinated notes did not have a material dilutive effect on the calculation of earnings per share for any period presented.

(8)  Seasonality

     The Company experiences significant seasonal changes in volumes, prices and certain expenses; therefore, the results of operations for the three and nine month periods ended June 30, 1994 and 1993 are not necessarily indicative of the results to be expected for the full year.

         Exhibits --


  2.1 Agreement and Plan of Merger among Panhandle, Acquisition Sub and ANGC, dated as of October 9, 1994 (incorporated by reference to Exhibit 2.1 to Panhandle's Registration Statement on Form S-4 (File No. 33-56113)).
  2.2  Amendment to Agreement and Plan of Merger among Panhandle, Acquisition
       Sub and ANGC, dated as of November 28, 1994 (incorporated by reference to Exhibit 99.2 to Panhandle's Current Report on Form 8-K dated
       November 29, 1994).
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Arthur Andersen LLP
   99  Report of Arthur Andersen LLP

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PANHANDLE EASTERN CORPORATION

                                          By: /s/ PAUL F. FERGUSON, JR.
                                            ------------------------------------
                                              Paul F. Ferguson, Jr.
                                              Vice President, Finance and
                                              Accounting, and Treasurer

Date: December 22, 1994

                              Index to Exhibits

  2.1 Agreement and Plan of Merger among Panhandle, Acquisition Sub and ANGC, dated as of October 9, 1994 (incorporated by reference to Exhibit 2.1 to Panhandle's Registration Statement on Form S-4 (File No. 33-56113)).
  2.2  Amendment to Agreement and Plan of Merger among Panhandle, Acquisition
       Sub and ANGC, dated as of November 28, 1994 (incorporated by reference to Exhibit 99.2 to Panhandle's Current Report on Form 8-K dated
       November 29, 1994).
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Arthur Andersen LLP
   99  Report of Arthur Andersen LLP